UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 28, 2016

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA		91320-1799
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code

805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On January 28, 2016, Amgen Inc. (the Company) issued a press release announcing its unaudited results of operations for the three months and year ended December 31, 2015, and its unaudited financial position as of December 31, 2015. The full text of the press release is furnished as Exhibit 99.1 hereto.

In its press release the Company included certain non-U.S. Generally Accepted Accounting Principles (GAAP) financial measures as defined in Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are adjusted earnings per share, free cash flow, adjusted operating income, adjusted operating margin, adjusted tax rate, adjusted net income, adjusted operating expenses and non-GAAP sub-components of adjusted operating expenses such as adjusted cost of sales, adjusted research and development expenses and adjusted selling, general and administrative expenses. Reconciliations for such non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the press release.

The press release also contains a discussion of why the Company’s management believes that presentation of the non-GAAP financial measures included in the press release provides useful information to investors regarding the Company’s financial condition and results of operations, as well as a discussion of the additional purposes for which the Company’s management uses these non-GAAP financial measures.

This information and the information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 2.02 of this Current Report is not incorporated by reference into any filings of the Company made under the Securities Act of 1933, as amended, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing unless specifically stated so therein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated January 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: January 28, 2016	By:	/s/ David W. Meline
	Name:	David W. Meline
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press release dated January 28, 2016